Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of January, 2021 (the “Effective Date”), by and between JAMES FRATES of 471 Grove         Street,         Needham,         MA            02492 (the “Employee”) and AMYLYX PHARMACEUTICALS, INC., a Delaware corporation duly organized under law and having a usual place of business at 43 Thorndike Street, Cambridge, MA 02141 (the “Company”).

RECITALS

The Company is engaged in the business of researching, discovering, developing and commercializing therapeutics for the treatment of neurodegenerative diseases (the “Business”).

The Company desires to employ the Employee as the Chief Financial Officer, and the Employee desires to be so employed by the Company, on the terms and conditions set forth herein.

The Company desires to bind the Employee to certain restrictive covenants, and Employee agrees to be so bound on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties hereto agree as follows:

1.    Term of Employment. Subject to the terms hereof, the Employee’s employment hereunder shall commence on the Effective Date and shall be at-will; meaning that, subject to Section 9, either party may terminate this Agreement at any time upon ten (10) calendar days prior written notice to the other, and upon the expiration of the aforesaid ten (10) calendar day period, this Agreement shall terminate and thereafter be null and void and without further force or effect except for those provisions which survive in accordance with this Agreement. The term of the Employee’s employment under this Agreement is hereafter referred to as the “Employment Term”.

2.    Employment Duties. During the Employment Term, the Employee shall serve as the Chief Financial Officer, subject to the terms and conditions of this Agreement, and shall report to and take direction from the President or his designee. The Employee agrees that he will faithfully and diligently perform the services and assume such duties and responsibilities as are assigned to him by the President or his designee and that he will carry out and perform the duties and responsibilities customarily associated with said position and office. The Employee shall devote his best efforts and all of his business time and attention to the business and affairs of the Company and the performance of his duties hereunder. Notwithstanding the foregoing, as long as it does not interfere with the Employee’s full-time employment hereunder, the Employee may continue to serve on up to two (2) for-profit boards of directors ( provided they do not compete with the Company) and otherwise participate in educational, welfare, social, religious and civic organizations (including serving on the board of same). The Employee shall be located in the Company’s offices in Cambridge, Massachusetts and travel on behalf of the Company as needed and requested.

The Employee represents and warrants to the Company as follows: (i) that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will interfere with the performance of his duties hereunder, nor does the Employee have any obligation of confidentiality to any third party which interferes with his obligations hereunder; (ii) that the execution and performance of this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which he is involved or associated with and that he has received all of the necessary written permission(s) to enter into this Agreement and (iii) that in providing the services to the Company, he will not use any resources belonging to any corporation, company, institution (public, private, profit or non-profit), or other third party, including, but not limited to utilities, facilities, computers, laboratories or supplies or otherwise engage the services, consult with or employ any individual not previously approved in writing by the Company and will not disclose or discuss the confidential information of any third party to the Company.

3.	Compensation.

(a)    Base Salary. Subject to the provisions of this Agreement, the Company shall pay the Employee a base salary at the rate of Four Hundred Thousand ($400,000.00) per annum (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Any adjustments to the Base Salary shall be approved by the Board of Directors (the “Board”) (and the Board shall review Employee’s Base Salary annually). All payments made to the Employee pursuant to this Agreement shall be treated as wages for withholding and employment tax purposes as provided by law, except that reimbursement of expenses will not be so treated to the extent permitted by law.

(b)    Sign-on Bonus. As partial consideration for the Employee entering into this Agreement, the Company agrees, subject to the terms hereof, to pay the Employee, during the Employment Term, a sign-on bonus in the total amount of Three Hundred Twenty-five Thousand ($325,000.00) Dollars (the “Sign-on Bonus”). The Sign-on Bonus shall be paid as follows: One Hundred Sixty-two Thousand Five Hundred ($162,500.00) Dollars shall be paid within the first thirty (30) calendar days after the Effective Date (the “First Payment”) and One Hundred Sixty-two Thousand Five Hundred ($162,500.00) Dollars shall be payable on, or within ten (10) calendar days after, the date that is six (6) months after the Effective Date (the “Second Payment”). All Sign-on Bonus payments made to the Employee pursuant to this Section 3(b) shall be treated as wages for withholding and employment tax purposes. Notwithstanding anything to the contrary herein contained if, prior to the first (1st anniversary of the Effective Date, the Employee terminates his employment for any reason (other than for Good Reason as defined in Article 9), or the Employee is terminated for Just Cause as defined in Article 9 then, in either case, the Employee agrees to repay One Hundred (100%) percent of the Sign-on Bonus net of all withholdings within thirty (30) calendar days following the termination date and the Company may, to the extent legally permitted, offset such amount against amounts payable by the Company to the Employee.

(c)    Additional Bonus Payment. In addition to the Sign-on Bonus described in Section 3(b), the Company acknowledges that the Employee is entitled to an annual bonus for work in 2020 in the amount of Two Hundred Ninety Thousand ($290,000) Dollars which is due from Alkermes, Inc. (the “2020 Alkermes Annual Bonus”). The Company acknowledges that the Employee may not receive the 2020 Alkermes Annual Bonus because of his employment by the Company. The Employee agrees that he will use his best efforts to have Alkermes pay the 2020 Alkermes Annual Bonus. If Alkermes fails or refuses to pay the 2020 Alkermes Annual Bonus, then the Employee shall notify the Company and the Company shall pay the same up to a maximum of Two Hundred Ninety Thousand ($290,000) Dollars. If Alkermes pays a portion of the 2020 Alkermes Annual Bonus, the Company shall only be responsible for the unpaid portion. The 2020 Alkermes Annual Bonus, if due, shall be paid by the Company as follows: fifty (50%) percent shall be paid within thirty (30) calendar days of the date that the Company receives written notice from the Employee that Alkermes has finally determined not to make the payment (the “Payment Notice”) and fifty (50%) percent shall be paid on, or within ten (10) calendar days after, the date that is six (6) months after the Payment Notice.

(d)    Annual Cash Bonus. In addition to the Base Salary, the Employee may be entitled to a bonus of up to forty (40%) percent of his then Base Salary (the “Annual Cash Bonus”), based upon the successful completion of certain goals and objectives approved by the Board. These goals may relate to the achievement of corporate goals, the achievement of individual goals or a combination of the same. When the goals are agreed to (which the parties agree shall be by February 15), they shall be identified on Exhibit “A” and added to this Agreement. The decision of the Board as to whether or not the goals have been achieved and the amount of the bonus to be awarded, if any, shall be final and binding on the parties. A bonus, if awarded, shall not be added to the Base Salary and, if awarded, will be paid within sixty (60) calendar days after the end of the calendar year with respect to which the goals relate.

(e)    Stock Option Bonus. The Company agrees that, from time to time during the Employment Term, the Employee may be eligible for stock option grants, in addition to the stock option grant provided in Section 4(a) hereof, as determined, on an annual basis, by the Board and based upon the successful completion of annual goals and objectives as determined by the Board; and when determined, annexed hereto and made a part hereof. All such grants shall vest in accordance with the Company’s standard form option grant agreement. The decision of the Board as to whether or not to award any stock options shall be final and binding on the parties.

4.	Stock Options, Benefits and Indemnification.

(a)    Stock Options: So long as this Agreement remains in full force and effect, and subject to approval by the Board, the Employee will be granted the right and option to purchase up to Four Hundred Fifty Two Thousand (452,000) shares (the “Shares”) of the Common Capital Stock of the Company (the “Stock”) at an exercise price based upon the fair market value of the Common Stock on the date the grant is approved by the Board. The options granted above shall vest in accordance with the following schedule: One Hundred Thirteen Thousand Twenty-four (113,024) options shall vest on the first anniversary of the Effective Date, and thereafter, an additional Nine Thousand Four Hundred Sixteen (9,416) options shall vest monthly over the following three (3) years during the Employment Term, with the first monthly vesting occurring on the first monthly anniversary following the initial vesting and on the like monthly anniversary dates thereafter. As a condition precedent to this grant, the Employee shall execute and deliver the Company’s standard form Incentive Stock Option Agreement and the grant shall be subject to the terms and conditions of the Incentive Stock Option Agreement and the Company’s Stock Option and Restricted Stock Plan (collectively, the “Equity Documents”).

(b)    Benefits: The Employee may be entitled, during the Employment Term, to receive paid medical, dental, and disability insurance if, and to the extent available and to participate in any and all employee benefit plans and programs, including, without limitation, life insurance, and 401(k) plans, as are maintained from time to time, for employees of the Company subject to plan terms and applicable Company policies (the “Benefits”). Further, during the Employment Term, the Employee shall be entitled, with prior written approval of either the President or the CEO if the request is of greater than five (5) days, to an unlimited number of vacation and sick days, and national and state holidays as are observed by the Company.

(c)    Indemnification: The Company agrees to indemnify the Employee to the maximum extent allowable under the terms and conditions of its By-Laws and under applicable law. Further, the Employee will be covered by the Company’s directors’ and officers’ liability insurance coverage as in effect from time to time (which shall include reasonable, market terms, including tail coverage) and the Indemnification Agreement that the Company is providing to Employee in connection herewith as annexed hereto as Exhibit “B” and made a part hereof (the “Indemnification Agreement”).

5.    Reimbursement of Expenses. The Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses, which Employee incurs in connection with performing his duties under this Agreement. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses) for reimbursement of expenses.

6.    Restrictive Covenants. As partial consideration of the Company entering into this Agreement, the Employee agrees that at all times during which the Employee is employed by the Company and continuing for a period of one (1) year following the expiration or termination of the Employee’s employment under this Agreement for any reason (the “Restricted Period”), the Employee shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Employee’s employment or as of the date of termination or expiration of the Employee’s employment or otherwise interfere with any relationship between the Company and any customer or former customer of the Company such that the customer limits or adversely alters its business with the Company; (B) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company; or (C) without limiting the generality of clause (A) above, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business, or to limit or adversely alter its business relationship, with the Company.

7.	Proprietary Rights.

7.1    Definitions. For the purposes of this Article 7, the terms set forth below shall have the following meanings:

7.11 Concept and Ideas. Those concepts and ideas disclosed by the Company to Employee or which are first developed or conceived by Employee during the Employment Term and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive property of the Company (hereinafter, collectively referred as “Concepts and Ideas”). Further, the Employee shall have no publication rights hereunder and all of the same shall belong exclusively to the Company. Employee acknowledges and agrees that all works and tasks performed by Employee for or on behalf of the Company, or in connection therewith during the Employment Terms (the “Works”) are owned by the Company. Employee acknowledges and agrees that, to the fullest extent allowed by law, all of the Works are “works made for hire,” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”) in that either: (i) such Works are and will be prepared within the scope of this Agreement or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act. The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, all intellectual property rights.

7.1.2. Confidential Information. Confidential Information means that secret or proprietary information of whatever kind or nature disclosed to Employee by or on behalf of the Company during the Employment Term (whether or not invented, discovered or developed by Employee) or first developed by Employee hereunder or otherwise during the Employment Term, or any other information derived from the Confidential Information. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of Employee) information relating to the design, manufacture, application, trade secrets, know how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all such secret or proprietary information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information. The Employee’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of the Employee, or (ii) is approved for release by prior written authorization of the Company. However, Confidential Information shall be considered Confidential Information even if a portion or specific sections of the Confidential Information are known or generally available to the general public; and the Confidential Information shall not lose its character and status as Confidential Information unless and until all of the Confidential Information is in the public domain.

7.2.    Non-Disclosure to Third Parties. Except as required by Employee’s duties, Employee shall not, at any time, now or in the future, directly or indirectly, use, publish, disseminate, reproduce or otherwise disclose any Confidential Information, Concepts and Ideas relating to the present, past or prospective business of the Company to any third party. Further, and recognizing the highly competitive nature of the Company’s business and the need to protect its intellectual property, all publication rights shall belong solely to the Company.

7.3.    Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into Employee’s possession or control by reason of Employee’s relationship with the Company, whether prepared by Employee or others: (a) are and shall remain the property of the Company, (b) will not be used by Employee in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as Employee’s duties require) and (d) at the termination (for whatever reason) of Employee’s relationship with the Company, will be left with, or forthwith returned by Employee to, the Company.

7.4.    Patents, etc. Any interest in patents, patent applications, inventions, technological innovations, improvements, enhancements, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (collectively, the “Inventions”), which Employee as a result of rendering the Services to the Company under this Agreement may conceive or develop shall belong exclusively to the Company.

7.5.    Assignment. The Employee hereby irrevocably and voluntarily assigns and, to the extent any such assignment cannot be made at present, hereby agrees to irrevocably and voluntarily automatically assign to the Company, without further compensation or consideration of his rights, title and interest in and to all Concepts, Ideas, Works, and Inventions and any and all related patents, patent applications, copyrights, copyright applications, licenses, trademarks, trade names and other proprietary or intellectual property rights in the United States and throughout the world. The Employee agrees that he will promptly, without any additional costs, expense or consideration, execute when presented, whether during the Employment Term or at any time thereafter, all documents, agreements, applications and instruments and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.6 Notice of Immunity Provision. Pursuant to the provisions of the Federal Defend Trade Secrets Act of 2016 (“DTSA”), notice is hereby given by the Company to the Employee that, under the DTSA, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.    Specific Performance. Employee agrees that any violation by him of Sections 6 or 7 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he violates or threatens to violate any provision(s) of Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without the requirement of posting of a bond or other security) in order to enforce, or prevent any continuing or potential violation of, the provisions of such Section(s). The Employee also recognizes that the territorial, time and scope limitations set forth in Sections 6 and 7, as applicable, are reasonable and are properly required and necessary for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Employee agree, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. Employee acknowledges that Sections 6 and 7 of this Agreement shall survive termination or expiration of the Employee’s employment.

9.    Termination. Notwithstanding the provisions of Article 1 hereof, Employee’s employment with the Company: (i) shall terminate upon the Employee’s resignation, death or Disability (as hereinafter defined), (ii) may be terminated without prior written notice by the Board for Just Cause (as defined herein) and (iii) may be terminated without Just Cause by the Company, or for any reason by Employee, upon ten (10) calendar days prior notice to the other party as set forth in Article 1 hereof. As used in this Agreement, “Just Cause” means any of the following, as determined by the Board, in its reasonable judgment: (1) Employee’s willful failure or willful refusal to perform the duties and responsibilities of his position as are reasonably requested of him by the Company; (2) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties; (3) the Employee’s conviction for embezzlement against the Company or a felony; (4) the Employee’s material violation of a policy of the Company (e.g., the Company’s anti-harassment and/or anti-discrimination policies); or (5) a material breach of this Agreement by the Employee.

Notwithstanding the foregoing, the Board shall not reach a determination that “Just Cause” has occurred (and thus shall not terminate Employee’s employment) until it (x) has delivered to Employee written notice of the alleged bases for invoking “Just Cause”, (y) provided Employee with thirty (30) days therefrom to effect a cure (to the extent a cure is possible), and (z) determined, by a majority vote of the Board, that Employee has not cured the alleged basis for “Just Cause.” For purposes of this Article 9 and Agreement, “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Employee qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Employee has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Employee’s inability to perform, with or without reasonable accommodation, the essential functions of Employee’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Employee’s Disability. Notwithstanding the foregoing, nothing herein shall abrogate Employee’s rights under state or federal law.

Except as hereinafter provided, effective as of the termination or expiration date of the Employee’s employment hereunder for any reason, or for no reason, or in the event the Employee resigns, or in the event of his death or Disability then, in any of such events, the Employee shall be paid his Base Salary and benefits through the date of expiration or termination, and all the rights and options granted to the Employee pursuant to Articles 3 and 4 hereof shall cease and terminate as of the date of the Employee’s termination, expiration or resignation and thereafter shall be null and void and without further force or effect. Notwithstanding anything to the contrary herein contained, it is expressly agreed and understood that: if the Employee is terminated by the Company without Just Cause or the Employee terminates his employment for Good Reason, as hereinafter defined, prior to a “Change of Control” then the Employee shall be entitled to severance payments equal to nine (9) months continuation of his Base Salary and COBRA payments for nine (9) months; further, if Employee’s earned but unpaid Annual Cash Bonus from the previously completed calendar year has not yet been paid out, then Company shall pay it along with the first severance payment unless the Employee has voluntarily resigned without Good Reason, in which event no payment shall be made. All severance payments of Base Salary will be paid over such nine (9) month period beginning on the first regularly scheduled payroll date after termination and in accordance with the provisions of Article 3(a), but shall terminate and be forfeited in the event that a court of competent jurisdiction determines that Employee is in material breach of any of Employee’s obligations under Articles 6 or 7.

Alternatively, if the Employee is terminated by the Company without Just Cause or the Employee terminates his employment for Good Reason, as hereinafter defined, three (3) months prior to or within twelve (12) months following a “Change of Control,” then the Employee shall be entitled to severance payments equal to twelve (12) months of his Base Salary as of the date of termination, COBRA payments for twelve (12) months after termination, and acceleration of all unvested stock options; further, if Employee’s earned but unpaid Annual Cash Bonus from the previously completed calendar year has not yet been paid out, then Company shall pay it along with the first severance payment unless the Employee has voluntarily resigned without Good Reason, in which event no payment shall be made. All severance payments of Base Salary will be paid over such twelve (12) month period after termination in accordance with the provisions of Article 3(a), but shall terminate and be forfeited in the event that a court of competent jurisdiction determines that Employee is in material breach of any of Employee’s obligations under Articles 6 or 7.

For purposes of this Agreement, “Good Reason” is defined to exist upon:

(A)	The relocation of the Company’s offices such that the Employee’s daily commute is increased by at least thirty (30) miles each way without the written consent of the Employee;

(B)

Material reduction of the Employee’s Base Salary without the prior consent of the Employee (other than in connection with, and substantially proportionate to reductions by the Company of the Base Salary of more than 50% of its employees);

(C)	Material diminution in Employee’s duties, authority or responsibilities without the prior consent of the Employee; or

(D)	Any action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement between Employee and the Company.

Provided, however, that in each case of (A)-(D): above, (x) written notice of Employee’s resignation for Good Reason must be delivered to the Company within ninety (90) days after the initial occurrence of any such event, (b) the Company must have thirty (30) days to adequately cure such event, and (c) Employee must tender his resignation within thirty (30) days after the Company’s failure to cure such event, in order for Employee’s resignation with Good Reason to be effective hereunder.

10.    Notice.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or sent by confirmed facsimile at the address indicated below:

To the Company: AMYLYX PHARMACEUTICALS, INC. 43 Thorndike Street Cambridge, MA 02141 Attn: Justin Klee, President	To Employee: James Frates 471 Grove Street Needham, MA 02492

or such other address and/or to the attention of such other person as the recipient party shall have designated by notice given in accordance with this Section 10. All notices under this Agreement shall be deemed to have been given: (a) if delivered in person or sent by confirmed facsimile then on the date delivered, (b) if by overnight courier, one (1) calendar day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be) or (c) if mailed, three (3) calendar days following deposit in the U.S. mail.

11.	Code Section 409A Compliance.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Code Section 409A, and, accordingly, this Agreement shall be interpreted and applied so as to be in compliance therewith. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment”, or like terms shall mean “separation from service”. If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Employee’s execution of the General Release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year.

12.	Section 280G Provision.

(d)    Anything in this Agreement to the contrary notwithstanding; in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Employee becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Employee receiving a higher After Tax Amount (as defined below) than the Employee would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §l.280G-l, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(e) For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Employee as a result of the Employee’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(f)    The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

13.	General Provisions.

(a)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

(b)    Complete Agreement. This Agreement, the Indemnification Agreement and the Equity Documents embody the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)    Success and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective heirs, legal representatives, successors and assigns, including any successor to the Company by means of merger or consolidation; provided that the rights and obligations of Employee under this Agreement shall not be assignable. The Company is defined to include any affiliate or subsidiary of the Company.

(e)     Choice of Law. This Agreement shall be governed and construed m accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

(f)    Consent to Jurisdiction. The parties irrevocably consent and submit to the jurisdiction of any local, state or federal court within the County of Middlesex and in The Commonwealth of Massachusetts for the enforcement of this Agreement. The parties irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

(g)    Waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(h)    Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(i)    Amendments. This Agreement shall not be amended or modified unless pursuant to an agreement in writing signed by the Company and the Employee.

(j)    Survival. Notwithstanding anything to the contrary herein contained, Sections 6, 7, 8, 9, 10, 11 and 12 hereof shall remain in effect following the expiration or termination of this Agreement and Employee’s employment hereunder and the rights and obligations of the parties shall survive the termination or expiration of Employee’s employment to the extent that any performance is required following termination or expiration of this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have, executed this Agreement as a document, under seal, on the date first written above.

AMYLYX PHARMACEUTICALS, INC.		EMPLOYEE:

By:	/s/ Justin Klee	/s/ James Frates
(name) (title)		James Frates
Hereunto Duly Authorized

EXHIBIT “A”

SECTION 3(d): GOALS AND OBJECTIVES

EXHIBIT “B”

INDEMNIFICATION AGREEMENT